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                           United Cities Gas Company



November 4, 1996



Dear Shareholder:


     I am pleased to advise you that United Cities Gas Company and Atmos Energy Corporation have reached an agreement with Southern Union Company under which Southern Union has agreed not to exercise dissenters' rights with respect to the proposed merger between United Cities and Atmos and has agreed not to solicit United Cities' shareholders to exercise their dissenter's rights with respect to the merger. Southern Union has also agreed not to solicit proxies against the merger. United Cities and Atmos have agreed to stop contesting Southern Union's ownership of United Cities shares and the Atmos shares into which such shares will be converted in the merger. Atmos has also agreed to give Southern Union a right of first offer in respect of certain properties it may dispose of during the two years following consummation of the merger. Atmos does not currently contemplate the sale of any properties.

     We are very happy that we will now be able to proceed directly to our shareholders meeting on November 12 to consider this very advantageous transaction to our shareholders without a proxy fight and without the risk of litigation delay. I personally want to thank all of you for your support and understanding during this process.


Sincerely,


Gene C. Koonce
Chairman of the Board, President and
Chief Executive Officer